UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

AUTODESK, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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The following e-mail was sent by Autodesk, Inc. (the “Company”) to employees of the Company on April 28, 2010.

Autodesk employees,

On Tuesday we began mailing materials for the upcoming Autodesk annual stockholder meeting to be held on Thursday, June 10, 2010. If you owned Autodesk shares (not options) on April 14, 2010, you should receive materials as part of the mailing.

This year’s proxy statement has four proposals. In addition to being asked to elect our Board of Directors and ratify our public accounting firm, our stockholders are voting on the approval of an amendment to Autodesk’s Employee Stock Plan, increasing the number of shares available to grant options and restricted stock to our employees. As employees of Autodesk and potential recipients of these grants, we encourage you to vote to approve this plan so that option grants and restricted stock can continue to be part of our compensation mix in the future. Autodesk is also asking stockholders to approve an amended Executive Incentive Plan, our executive bonus plan.

Like last year, we are continuing to take advantage of an SEC rule that allows companies to furnish their proxy materials over the Internet rather than in paper form. This rule allows us to send all of our stockholders a Notice regarding the availability of proxy materials online. Instructions on how to access the online proxy materials or how to request a paper copy of proxy materials may be found in the Notice. If you have instructed Autodesk or your brokerage firm to send Autodesk stockholder materials electronically, you will receive the Notice via an e-mail. If you have elected to receive Autodesk notices via regular mail, you will receive the Notice via regular mail.

Regardless of whether you own shares or not, you may review Autodesk’s 2010 Annual Report at http://www.autodesk.com/investors.

If you have any questions, please call the Autodesk Investor Line at (415) 507-6705.

David Gennarelli